Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genta Incorporated and Subsidiaries:

We hereby consent to the use in this Prospectus constituting a part of Amendment No. 2 to the Registration Statement, No. 333-153278, on Form S-1 of Genta Incorporated of our report dated February 12, 2009, relating to the consolidated financial statements of Genta Incorporated and Subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to Genta Incorporated’s ability to continue as a going concern) as of December 31, 2008, also included in this Prospectus constituting a part of Amendment No. 2 to this Registration Statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
May 29, 2009